EXHIBIT 3.2
UNITED DOMINION REALTY TRUST, INC.

ARTICLES OF AMENDMENT
     United Dominion Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: The charter of the Corporation (the “Charter”) is hereby amended as follows:
     Article II of the Charter is amended in its entirety to read as follows:
ARTICLE II
NAME
The name of the Corporation is UDR, Inc. (the “Corporation”).
     SECOND: The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors and the amendment is limited to changes expressly authorized by the Maryland General Corporation Law to be made without action by the stockholders.
     THIRD: The undersigned Chief Executive Officer and President of the Corporation, and the undersigned Secretary of the Corporation, acknowledge these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President of the Corporation, and the undersigned Secretary of the Corporation, acknowledge that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 14th day of March, 2007.

UNITED DOMINION REALTY TRUST, INC., a Maryland corporation
By:	/s/ Thomas W. Toomey
Thomas W. Toomey
Chief Executive Officer and President

Attest: March 14, 2007

/s/ Mary Ellen Norwood
Mary Ellen Norwood
Vice President — Legal Administration and Secretary